Exhibit 99.1
Press Release
TreeHouse Foods, Inc. Completes the Purchase of San Antonio Farms
Westchester, IL, May 31, 2007 — TreeHouse Foods, Inc. (NYSE:THS) today announced it has completed its purchase of San Antonio Farms, a San Antonio, Texas based maker of premium quality Mexican sauces including salsa, picante, cheese dip, enchilada sauce and taco sauce. San Antonio Farms sells to retail customers primarily under private label arrangements and to food service customers under the San Antonio Farms label. The company manufactures all of its products at its processing and distribution facility in San Antonio, Texas where it employs approximately 100 people. As announced on April 23, 2007 TreeHouse agreed to pay $88.5 million in cash for the business. “We are very excited to welcome San Antonio Farms to TreeHouse”, said David Vermylen, TreeHouse Foods’ President & COO. “This business will be an excellent fit with our Bay Valley Foods business and will be a great platform for us to pursue additional opportunities in the growing Mexican and Southwestern food categories.” The San Antonio Farms headquarters will remain in San Antonio. TreeHouse does not anticipate any significant changes to the existing operations.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expect,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Annual Report on Form 10K for the fiscal year ended December 31, 2006 and subsequent quarterly report discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.
CONTACT
Investor Relations
TreeHouse Foods, Inc.
(708) 483-1300 Ext. 1331